Exhibit 99.1

(1)         In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 4 is being filed by Credit Suisse AG (the “Bank”), a Swiss bank, on behalf of its subsidiaries to the extent that they constitute the Investment Banking Division (the “Investment Banking Division”) and the Alternative Investments business (the “AI Business”) and U.S. private client services business (the “U.S. PCS Business”) within the Private Banking and Wealth Management Division (the “Reporting Person”). The address of the principal business and office of the Bank is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the principal business and office of the Reporting Person in the United States is Eleven Madison Avenue, New York, New York 10010.

The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse Holdings (USA), Inc. (“CS Hldgs USA Inc”), a Delaware corporation.  The ultimate parent company of the Bank and CS Hldgs USA Inc, and the direct owner of the remainder of the voting stock of CS Hldgs USA Inc, is Credit Suisse Group AG (“CSG”), a corporation formed under the laws of Switzerland.  CS Hldgs USA Inc owns all of the voting stock of Credit Suisse (USA), Inc. (“CS USA Inc”), a Delaware corporation and holding company.  The address of the principal business and office of each of CS Hldgs USA Inc and CS USA Inc is Eleven Madison Avenue, New York, NY 10010.

Sprout Capital IX, L.P. (“Sprout IX”), Sprout Entrepreneurs Fund, L.P. (“Sprout Entrepreneurs”) and DLJ ESC II, L.P. (“ESC II”) are Delaware limited partnerships that make investments for long-term appreciation. DLJ Capital Corporation (“DLJCC”), a Delaware corporation and a wholly owned subsidiary of CS USA Inc, acts as a venture capital partnership management company.  DLJCC is also the general partner of Sprout Entrepreneurs.  DLJCC is also the managing general partner of Sprout IX and, as such, is responsible for its day-to-day management.  DLJCC makes all of the investment decisions on behalf of Sprout IX and Sprout Entrepreneurs.  DLJ Associates IX, L.P. (“Associates IX”), a Delaware limited partnership, is a general partner of Sprout IX and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout IX.  DLJ Capital Associates IX, Inc. (“DLJCA IX”), a Delaware corporation and wholly owned subsidiary of DLJCC, is the managing general partner of Associates IX.  DLJ LBO Plans Management, LLC (“DLJLBO”), a Delaware limited liability company, is the general partner of ESC II and, as such, is responsible for its day-to-day management.  DLJLBO makes all of the investment decisions on behalf of ESC II.  DLJLBO is an indirect wholly owned subsidiary of CS USA Inc.  The address of the principal business and office of each of DLJCC, DLJCA IX, Associates IX, Sprout IX, Sprout Entrepreneurs, ESC II and DLJLBO is Eleven Madison Avenue, New York, New York 10010.

CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking products.  The Bank is comprised of the Investment Banking Division and the Private Banking and Wealth Management Division. The Investment Banking Division provides a broad range of financial products and services, including global securities sales, trading and execution, prime brokerage and capital raising services, corporate advisory and comprehensive investment research, with a focus on businesses that are client-driven, flow-based and capital-efficient. Clients include corporations, governments, institutional investors, including hedge funds, and private individuals around the world. The Private Banking & Wealth Management Division offers comprehensive advice and a wide range of financial solutions to private, corporate and institutional clients. The Private Banking & Wealth Management Division comprises the Wealth Management Clients, Corporate & Institutional Clients and Asset Management businesses. Wealth Management Clients serves ultra-high-net-worth and high-net-worth individuals around the globe and private clients in Switzerland. The Corporate & Institutional Clients business serves the needs of corporations and institutional clients, mainly in Switzerland. Asset Management offers a wide range of investment products and solutions across asset classes and all investment styles, serving governments, institutions, corporations and individuals worldwide. The business address of CSG is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland. CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Private Banking and Wealth Management Division (other than the AI Business and the U.S. PCS Business)) may beneficially own securities to which this Form 4 relates (“Shares”) and such Shares are not reported in this Form 4. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. The Private Banking and Wealth Management Division (other than the AI Business and the U.S. PCS Business) disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG and the Private Banking and Wealth Management Division (other than the AI Business and the U.S. PCS Business).

(2)         Pursuant to the Agreement and Plan of Merger among the Issuer, athenahealth, Inc., and Echo Merger Sub, Inc., a wholly-owned subsidiary of athenahealth, Inc., dated January 7, 2013, each share of the Issuer's common stock was exchanged for $11.75 in cash, without interest and less any applicable withholding taxes (the “Merger”).

(3)         Includes (i) 2,434,175 shares of Common Stock held directly by Sprout IX, (ii) 17,882 shares of Common Stock held directly by Sprout Entrepreneurs, (iii) 33,340 shares of Common Stock held directly by DLJCC, and (iv) 158,773 shares of Common Stock held directly by ESC II.